EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Tony Kono JCPR 973-850-7323 tkono@jcprinc.com

Grant Park Funds Responds to MF Global’s Bankruptcy Announcement

CHICAGO – November 1, 2011 – On October 31, 2011, MF Global Holdings Ltd., the parent of MF Global Inc. (collectively “MF Global”), one of the clearing brokers of Grant Park Futures Fund Limited Partnership (“Grant Park”), filed for bankruptcy protection under Chapter 11 of the U.S. bankruptcy laws.

Three of Grant Park’s twelve commodity trading advisors executed a portion of their trading activity through MF Global. In the aggregate, the assets of Grant Park allocated to these CTAs and previously cleared through MF Global represent approximately 2.3%, or approximately $20 million, of Grant Park’s total assets. As of September 30, 2011, Grant Park had total assets of $885.65 million. None of these traders executed any Forex trading through the firm.

On October 31, 2011, Grant Park established customer segregated accounts at Jefferies Bache LLC (“Jefferies”), an affiliate of Jefferies & Company, and the trading positions previously established at MF Global are currently in the process of being transferred to Jefferies. As a result, Grant Park’s CTAs will continue to trade those positions with Jefferies. Grant Park’s other clearing brokers, Newedge USA LLC and UBS Securities LLC, continue to clear trades for Grant Park in the normal course.

Approximately 2.3% of Grant Park’s assets remain at MF Global and are held in cash and U.S. Treasury bills in customer segregated or secured accounts. MF Global’s regulators, including the Commodity Futures Trading Commission, have suspended the transfer of all cash positions from MF Global until they can determine the issues relating to the ultimate bankruptcy of that firm.

Dearborn Capital Management, LLC, Grant Park’s general partner, continues to monitor the situation relating to MF Global and to work with the firm to facilitate the orderly transfer of all of Grant Park’s existing cash balances currently held at MF Global to Jefferies.

To request more information, please contact Tony Kono at 973-850-7323 or tkono@jcprinc.com.

About Grant Park Funds
Grant Park Funds is a leader in the managed futures mutual fund industry with $1 billion in assets under management. Founded in 1989 by veteran CBOT trader David Kavanagh, Grant Park helps investors diversify their portfolios by offering exposure to managed futures through a transparent mutual fund. The Grant Park Futures Fund is a publicly-offered, multi-advisor managed futures fund registered under the Securities Act of 1933.

Headquartered in Chicago, Grant Park Funds has one of the longest, most distinguished track records in the history of the managed futures fund industry. For more information, visit http://www.grantparkfunds.com.